AGREEMENT AMONG

1.	PacificNet Games International Corporation Limited
2.	Octavian International Limited
3.	Emperor Holdings Limited
4.	Ziria Enterprises Limited
5.	PacificNet Inc.

For the Acquisition of 100% Shares of
Octavian International Limited

THIS AGREEMENT is made on Dec. 7, 2007.

AMONG:
1.
Pacificnet Games International Corporation, a company existing under the laws of the British Virgin Islands whose principal executive office is situated at Floor 23rd, Tower A, TimeCourt, No.6 Shuguangxili, Chaoyang District Beijing, China (hereinafter referred to as the “Purchaser”), a wholly owned subsidiary of PacificNet Inc.

2.
Octavian International Limited (“Octavian”), a company incorporated in the United Kingdom, whose principal place of business is Octavian Europe (Head Office), Bury House, 1 –3 Bury Street, Guildford, Surrey GU2 4AW, UNITED KINGDOM, Tel: +44 1483 543 543 , Fax: +44 1483 543 540 , Web: www.octavianonline.com (hereinafter referred to as the “Company”);

3.	Emperor Holdings Limited, a company incorporated in Cyprus, of Totalserne House, 17 Great Xenopoulou Street 3106 Limassol, Cyprus (hereinafter referred to as the “Holding Company”);

4.
Ziria Enterprises Limited a company incorporated in Cyprus whose office is at 319, 28th October Street, Kanika Business Ctr. 2nd Floor, Limassol, Cyprus (hereinafter referred to as the “Seller” or “Warrantor”);

5.
PacificNet Inc. (“PACT”), a company incorporated under the laws of the State of Delaware in the United States of America whose principal executive office is situate at Floor 23rd, Tower A, TimeCourt, No.6 Shuguangxili, Chaoyang District Beijing, China, the shares of which are listed on the NASDAQ stock exchange in the United States of America under the trading symbol of “PACT”.

WHEREAS:

1)
The Company is incorporated under the laws of United Kingdom and having Company No. 04185988, of 10 – 20 Bourne Court, Unity Trading Estate, Southend Road, Woodford Green, Essex AG8 8HD, United Kingdom.

2)	The Company has a paid-in capital of 2 shares representing the entire capital of the Company (the “Shares”), and is 100% owned by the Holding Company.

3)
The Company is engaged in the business of providing networked gaming solutions, serving casino, AWP (Amusements With Prizes), lotteries and emerging gaming markets worldwide including Europe, Latin America, UK, Italy, Germany, Russia, Ukraine, India, Columbia, Argentina, Brazil, (hereinafter referred to as the "Business");

4)	The Holding Company owns 100% of the Company. Seller owns 100% of the Holding Company. (set out in Schedule 1.)

5)
The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the existing 10,000ordinary shares of Holding Company (the “Sale Shares”); which in total represent 100% of the issued and outstanding shares of the Holding Company , all upon the terms and subject to the conditions set forth herein.

6)	The Purchaser requires the Warrantor to give such representations, warranties, covenants and undertakings as are set out herein as a condition to the Purchaser's entry into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.	INTERPRETATION

1.1.
The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

1.2.	In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

“3 Month LIBOR Rate”  the rate of interest at which banks in the London wholesale money market will borrow funds from each other for three months;

"BVI”  The British Virgin Islands;

“Claim” all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigations in respect of damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid in relation to this Agreement,

"Completion" completion of the sale and purchase of the Sale Shares to the Purchaser in accordance with Clause 5 of this Agreement;

"Completion Date" on or before 6 p.m. Beijing Time on January 31, 2008(or such later date as the parties shall agree in writing);

"Conditions" the conditions contained or referred to in Clause 4;

"Consideration" the consideration payable for the sale and purchase of the Sale Shares of the Holding Company pursuant to Clause 3;

“Escrow Shares” 2,330,000 PACT Shares with the restrictions on such shares arising under the US federal securities laws;

“Escrow Agent” An agent designated by the Purchaser that holds the Escrow Shares.

"ESA" Executive Services Agreement with Harmen Brenninkmeijer

“Group ” those companies listed in Schedule 2, Part 1

“Gaming Segmentation Group” The group of companies and business units created by combining PacificNet Games Limited, Take1 Technologies, Guangdong Poly Blue Express Communications Co. Ltd,, Octavian, and any other companies that are directly involved in the gaming sector.

"Hong Kong”  Hong Kong Special Administrative Region of the PRC;

“PACT Shares” Common Stock of PACT;

“PRC” People’s Republic of China;

“RMB” Chinese RenMinBi

"Sale Shares" the 10,000 ordinary shares of the Holding Company (that represents 100% of the Holding Company) such shares being beneficially owned by and registered in the name of the Seller set out in Part II of Schedule 1;

“$” United States dollars, all amounts stated in this Agreement shall be United States dollars unless specified otherwise;

“United States”  United States of America;

“US GAAP” United States Generally Accepted Accounting Principles

"VWAP"  The average of the Volume Weighted Average Price of the PACT Shares for each day in the period seven days prior and seven days after the Completion Date.

1.3.
Words and phrases not otherwise defined in this Agreement, the definitions of which are contained or referred to in the Companies Ordinance of Hong Kong (Cap. 32), shall be construed as having the meanings thereby attributed to them.

1.4.
References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions, respectively, as modified (on or before the date hereof) or re-enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof and shall include references to any repealed ordinance or provisions thereof which has been so re-enacted (with or without modifications).

1.5.	The headings are for convenience only and shall not affect the construction of this Agreement.

1.6.
All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally unless stated to be severally only.

1.7.
Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.8.	Reference to clauses, sub-clauses, paragraphs and schedules are (unless the context requires otherwise) to clauses, sub-clauses, paragraphs and schedules of this Agreement.

1.9.
The expressions the “Holding Company”, the “Company”, the “Seller” and the “Purchaser” unless the context requires otherwise shall include their successors, personal representatives and permitted assigns.

1.10.	The schedules and appendices form part of this Agreement.

2.	SALE OF SHARES

2.1.
Subject to the terms of this Agreement, the Seller shall sell as registered owner of record and the Purchaser (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) shall purchase the Sale Shares free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now attaching or accruing to it including all rights to any dividends or other distribution declared paid or made in respect of them after the date of this Agreement.

3.	CONSIDERATION

3.1. Stock and Cash Consideration:

The purchase consideration for 100% of the equity interest of Holding Company shall consist of (i) the issuance and release of up to 2,330,000 PACT Shares (the “Stock Payment”) and (ii) cash consideration of up to $18,900,000 to be paid upon the completion of certain net profit performance targets (“Earn-Out Amounts”) set forth in Clause 3.5 below, in accordance with the schedule commencing in 2009 through 2012 (the “Earn-Out Years”, being 1 January to 31 December of each year).

3.2. Stock Payment

Purchaser shall issue the Escrow Shares to Seller or its nominee(s) in accordance with the following:
(a)
Within 30 days of the signing of this agreement, Purchaser shall deliver to the Escrow Agent (designated by the Purchaser) the Escrow Shares, to be held under the terms of an escrow agreement to be entered into with the Escrow Agent. The Share Release schedule for Stock Payment is illustrated in Table 1 in Clause 3.4 below.

(b)	In exchange, Seller will transfer to the Purchaser the Sale Shares at the Completion Date.

3.3

3.3.1 In the event that:

(a)
The Purchaser fails to receive any required regulatory approvals by the US SEC, NASDAQ, or fails to receive the approval of the Shareholders of PACT (if required) by the Completion Date or such other date as the parties hereto may agree in writing;

(b)
The conditions set out in Clause 4 shall not have been fulfilled or waived by the relevant party by the Completion Date or such other date as the parties hereto may agree in writing (provided that unless the Purchaser has notified the Seller in writing that it is not satisfied by 1 January 2008 condition 4.1(a) shall be deemed to have been fulfilled and unless the Seller has notified the Purchaser in writing that it is not satisfied by 1 January 2008 condition 4.4(a) shall be deemed to have been fulfilled); or

(c)
The transaction is not completed for any reason by June 30, 2008, the Escrow Agreement shall provide that the Escrow Shares shall be returned to Purchaser and this Agreement shall cease to have effect immediately after that time (but without prejudice to the parties accrued rights and liabilities under this Agreement at the time it ceases to have effect).

3.3.2
In the event that the VWAP of the PACT Shares is greater than $6.50 then the price of the stock from $6.50 and upwards will be offset by lowering the Earn-Out Amounts in 3.5.2 by the amount over $6.50 multiplied by the number of Escrow Shares issued pursuant to 3.4.1 Any such amounts shall be offset against the last Earn-Out Year first with any excess against the third Earn-Out Year, then against the second Earn-Out Year and lastly against the first Earn-Out Year.

3.3.3
In the event that the volume weighted average price of the PACT Shares daily in the period of seven days up to (but not including) the Completion Date falls below $5, the Seller shall have the option not to complete this Agreement in which event he shall notify the Purchaser in writing upon which the Escrow Shares shall be returned to Purchaser and this Agreement shall cease to have effect immediately (but without prejudice to the parties accrued rights and liabilities under this Agreement at the time it ceases to have effect).

3.4 Escrow Arrangement for Escrow Shares

(a)
Seller hereby agrees to allow the Purchaser to appoint the Escrow Agent upon the terms of an escrow agreement in the agreed terms to hold all the Escrow Shares to be issued in accordance with the Escrow Agreement and this Agreement on the Completion Date and Seller undertakes that it shall not either sell, transfer, charge, encumber, grant options over or otherwise dispose of any legal or beneficial interest in any of the Escrow Shares until such part of the Escrow Shares are released by the Escrow Agent to Seller in accordance with the following schedule.

(b)
Release of the Escrow Shares as provided below, assumes receipt by PACT of certification from its auditors that the auditor’s review relating to the Holding Company, the Company, and its business is acceptable and can be consolidated into PACT’s audited accounts, balance sheet and financial statements, in accordance with US GAAP. The Purchaser and PACT shall use their best endeavours to obtain such certification on or before the Completion Date, subject to the Seller and the Group providing assistance reasonably requested by the Purchaser and PACT for such purpose. In the event that the auditors do not give their certification, the Seller shall be entitled to appoint an independent auditor that is approved by the Purchaser (such approval not to be unreasonably withheld or delayed) to consider the position of the Purchaser's auditors and the decision of the independent auditor shall, save in the case of a manifest error, be binding on both parties and shall supercede the decision of the Purchaser's auditors.

Table 1:

FYE = Fiscal Year Ending

Release Date	Number of Shares to be Released	Release Criteria based on Accumulated Net Profit
3.4.1.As soon as possible after the Completion Date but in any event within 20 working days after Completion Date.	1,230,000 Escrow Shares	None
3.4.2.Within 30 days from the receipt of the Auditors certification of the Net Profit for the FYE Dec. 31, 2008. provided that the Purchaser and PACT and Company shall use their best endeavours to obtain such certification by 31 March 2009
1,100,000 Escrow Shares , 900,000 Escrow Shares , 600,000 Escrow Shares , 300,000 Escrow Shares
The Company has achieved Net Profit for the FYE Dec. 31, 2008 not less than USD$ 4,000,000

The Company has achieved Net Profit for the FYE Dec. 31. 2008 not less than USD$3,000,000

The Company has achieved Net Profit for the FYE Dec. 31. 2008 not less than USD$2,0000,000 .

The Company has achieved Net Profit for the FYE Dec. 31. 2008 not less than USD$1,000,000 .

Total Number of PACT Shares to be released from the Escrow	Maximum 2,330,000 Escrow Shares
The Seller will be entitled to all of the Escrow Shares if the Company has achieved Net Profit for the Fiscal Years ending on Dec. 31, 2008 not less than USD$4,000,000. Any Escrow Shares that have not been released pursuant to 3.4.2, shall remain in the Escrow and roll over for each successive year if not earned in the previous fiscal year up to FY2012 based on growth in Net Profit of the Company of 20% based on the Net Profit of the previous fiscal year. In the event that this is achieved, all Escrow Shares still in Escrow shall be released to the Seller.

3.4.3
If the Seller notifies the Purchaser that it disagrees with the auditor’s certification within 20 days of receipt, the Seller and the Purchaser shall use all reasonable endeavours to resolve the dispute within 20 days from notification. If the dispute is not resolved within that 20 day period, either the Seller or the Purchaser is entitled to appoint an independent accountant to review the Company Net Profit Calculation and the decision of the independent accountant shall, save in the case of manifest error, be binding on all parties.

3.5 Earn-Out:

3.5.1  Entitlement to Earn-out

(a)	In addition to payments in accordance with Clause 3.2., the Purchaser must pay to the Seller the Earn-Out Amount in respect of each of the Earn-Out Year determined in accordance with this Clause 3.5.

(b)	Subject to Clause 3.5.5, the amount payable in respect of each Earn-Out Year will be a proportion of the Earn-Out Amount in respect of the relevant Earn-Out Year.

(c)	The proportion of each Earn-Out Amount that is payable in respect of each Earn-Out will be determined in accordance with Clause 3.5.3.

(d)	Any amounts payable in accordance with this Clause 3.5 must be paid in accordance with Clause 3.5.6.

3.5.2 Earn-Out Amounts

Subject to Clause 3.5.7, the Earn-Out Amount shall be payable as follows:

(a)	in respect of the first Earn-Out Year (2009) US$3,150,000;

(b)	in respect of the second Earn-Out Year (2010) US$4,200,000 plus any part of the Earn-Out Amount for the first Earn-Out Year that has not become payable in accordance with Clause 3.5.3(a)

(c)
in respect of the third Earn-Out Year (2011) US$5,250,000 plus any part of the Earn-Out Amount for the second Earn-Out Year that has not become payable in accordance with Clause 3.5.3(b) (including any amounts previously rolled over); and

(d)
in respect of the last Earn-Out Year (2012) US$6,300,000 plus any part of the Earn-Out Amount for the third Earn-Out Year that has not become payable in accordance with Clause 3.5.3(c) (including any amounts previously rolled over).

3.5.3 Performance Target

(a)	In respect of the first Earn-Out Year:

(i)	the performance target for the Company is Net Profit of US$3,150,000 ("Target 1");
(ii)	where the Company achieves 100% of Target 1, 100% of the Earn-Out Amount in clause 3.5.2(a) shall be due and payable to the Seller; and
(iii)
where the Company achieves less than 100% of Target 1, the percentage of the Earn-Out Amount payable shall be determined by dividing the Net Profit of the Company attributable to the first Earn-Out Year by Target 1 and multiplying by 100.

(b)	In respect of the second Earn-Out Year

(i)	the performance target for the Company is Net Profit of US$4,200,000 plus any part of Target 1 not achieved in the first Earn-Out year ("Target 2");
(ii)	where the Company achieves 100% of Target 2, 100% of the Earn-Out Amount in clause 3.5.2(b) shall be due and payable to the Seller; and
(iii)
where the Company achieves less than 100% of Target 2, the percentage of the Earn-Out Amount payable shall be determined by dividing the Net Profit of the Company attributable to the second Earn-Out Year (plus any part of the Net Profit of the Company attributable to the first Earn-Out Year over 100% of Target 1) by Target 2 and multiplying by 100 (provided always that the Seller shall in no circumstances be entitled to any payment over and above the Earn-Out Amount set out in clause 3.5.2(b)

(c)	In respect of the third Earn-Out Year:

(i)	the performance target for the Company is Net Profit of US$5,250,000 plus any part of Target 2 not achieved in the second Earn-Out Year ("Target 3");
(ii)	where the Company achieves 100% of Target 3, 100% of the Earn-Out Amount in clause 3.5.2(c) shall be due and payable to the Seller; and

(iii)
where the Company achieves less than 100% of Target 3, the percentage of the Earn-Out Amount payable shall be determined by dividing the Net Profit of the Company attributable to the third Earn-Out Year (plus any part of the Net Profit of the Company attributable to the first and second Earn-Out years over 100% of Target 2) by Target 3 and multiplying by 100 (provided always that the Seller shall, in no circumstances be entitled to any payment over and above the Earn-Out Amount set out in clause 3.5.2(c)

(d)	In respect of the fourth Earn-Out Year:

(i)	the performance target for the Company is Net Profit of US$6,300,000 plus any part of Target 3 not achieved in the third Earn-Out Year ("Target 4");
(ii)	where the Company achieves 100% of Target 4, 100% of the Earn-Out Amount in 3.5.2(d) shall be due and payable to the Seller; and
(ii)
where the Company achieves less than 100% of Target 4, the percentage of the Earn-Out Amount payable shall be determined by dividing the Net Profit of the Company attributable to the fourth Earn-Out Year (plus any part of the Net Profit of the Company attributable to the first, second and third Earn-Out Years over 100% of Target 3) by Target 4 and multiplying by 100 (provided always that the Seller shall, in no circumstances be entitled to any payment over and above the Earn-Out Amount set out in clause 3.5.2(d).

3.5.4  Clarification of Performance Targets

(a)	For the purpose of Clause 3.5.3

(i)
the Net Profit of the Company in respect of any Earn-Out Year is the consolidated Net Profit of the Company during the relevant Earn-Out Year as disclosed in the audited accounts of the Company for that Earn-Out Year to be prepared on the basis of the Company Net Profit Calculation and which the Purchaser must cause to be prepared by no later than 30 September in the year following the relevant Earn-Out Year as disclosed in the relevant audited financial statements (to be prepared in accordance with US GAAP); and in each case including Net Profit attributable to associates and joint ventures on the same basis as above but deducting all written off bad debts attributable to associates and joint ventures on the same basis as above.

(b)
If the Seller notifies the Purchaser that it disagrees with the Company Net Profit Calculation provided to it by the Seller within 20 days of receipt, the Seller and the Purchaser shall use all reasonable endeavours to resolve the dispute within 20 days of notification. If the dispute is not resolved within such 20 days, either the Seller or the Purchaser is entitled to appoint an independent accountant to review the Company Net Profit Calculation and the decision of the independent accountant shall, save in the case of manifest error, be binding on all parties.

3.5.5 Acceleration

If a Relevant Circumstance, as defined in the ESA, occurs at any time before the end of the last Earn-Out Year, then subject to the Listing Rules of the NASDAQ stock exchange and the United States Security Exchange Commission, and Clause 16.3 of the ESA, any prospective Earn-Out Amount (being the maximum amount payable) is immediately due and payable to the Seller by issue of cash consideration, subject to Clause 3.5.7. If the Relevant Circumstance that triggers this Clause is a takeover or scheme of arrangement, the Purchaser must pay such amounts prior to the record date for such takeover or scheme of arrangement. If the Relevant Circumstance that triggers this Clause is a separate listing (IPO) for the Gaming Segmentation Group, the Purchaser must pay such amounts to the equivalent in stock in the new listed company.

3.5.6 Payment of Earn-Out

(a)	The Purchaser must pay:

(i)	any Earn-Out Amount payable in respect of the first Earn-Out Year by the issue of cash consideration;
(ii)	any Earn-Out Amount payable in respect of the second Earn-Out Year by the issue of cash consideration;
(iii)	any Earn-Out Amount payable in respect of the third Earn-Out Year by the issue of cash consideration; and
(iv)	any Earn-Out Amount payable in respect of the last Earn-Out Year by the issue of cash consideration.

(b)	Subject only to Clause 3.5.6 (d), payments under this Clause 3.5.6 must be made no later than 30 September in the year following the relevant Earn-Out Year.

(c)	The Purchase Price is deemed to be reduced by any Earn-Out Amount which is not payable under this Agreement.

(d)	When an Earn-Out Amount is due and payable to the Seller:

(i)
the Purchaser shall procure that, to the extent lawful, the Company shall declare a dividend to the Purchaser each financial year provided always that the Seller has first consented to the payment of such dividend (such consent not to be unreasonably withheld or delayed);

(ii)
where an Earn-Out Amount is due and payable to the Seller, the Purchaser shall use any such dividend to make payment to the Seller of any amounts of the Earn-Out Amounts earned by the Seller, such payment being made by the payment date set out in clause 3.5.6 (b);

(iii)	in the event that:

1.	a dividend is not paid (due to it either being unlawful or the Seller withholding his consent to the payment); or

2.
a dividend is paid but is not sufficient to meet the full amount of the Earn-Out Amount, the Purchaser shall, subject only to the remainder of this sub clause (d) (iii), use its available cash (if any) to pay the Earn-Out Amount (or any shortfall). If the Purchaser does not, in the reasonable opinion of a majority of its board of directors, have any available cash, the payment of the Earn-Out Amount (or outstanding part thereof) shall be deferred until such time as:

3.	a dividend can be lawfully paid by the Company and/or the Seller consents to payment of the dividend; or

4.
the board of the Purchaser determines that it has available cash, at which time the Earn-Out Amount (or outstanding part thereof) shall be immediately paid to the Seller. The decision of the board of the Purchaser referred to in this paragraph must be reached on the basis of reasonable relevant considerations, such considerations to include the advice of Kabani (or any replacement auditors for the Purchaser and its group from time to time) and reasonable evidence of the same must be given to the Seller;

(iv)
payment of an Earn-Out Amount (an any part thereof) cannot be deferred for a period of more than 3 years from the date on which it is first due and payable to the Seller under clause 3.5.6 (b) (or would have been but for the application of this sub clause (d)) and at the expiry of such maximum period, the Earn-Out Amount (or any outstanding part thereof) shall become immediately due and payable.

(v)
in the event that payment of an Earn-Out Amount (or part thereof) is deferred for any reason, beyond the date on which it was payable under clause 3.5.6 (b), interest shall be paid by the Purchaser on that Earn-Out Amount (or the outstanding part thereof) at 3 Month LIBOR Rate at the time of deferral, such interest to be paid annually, or, if earlier, with payment of the Earn-Out Amount (or outstanding part thereof).

3.5.7 Reduction of Earn-Out

(a)	Any Claim against the Seller arising out of or in respect of this Agreement to which this Clause 3.5.7 applies, upon final adjudication or as agreed (Determination), will be satisfied as follows:

(i)	firstly, by reducing any prospective Earn-Out Amounts (which have not yet been earned) as follows:

(A)	by reducing the prospective Earn-Out Amount for the last Earn-Out Year (if any) by the lesser of the value of that prospective Earn-Out Amount and the amount of the Claim outstanding;

(B)
then by reducing the prospective Earn-Out Amount for the third Earn-Out Year (if any) by the lesser of the value of that prospective Earn-Out Amount and the amount of the Claim outstanding after reduction of the prospective Earn-Out Amount for the last Earn-Out Year in accordance with Clause 3.5.7(a)(i)(A);

(C)
then by reducing the prospective Earn-Out Amount for the second Earn-Out Year (if any) by the lesser of the value of that prospective Earn-Out Amount and the amount of the Claim outstanding after reduction of the prospective Earn-Out Amount for the third Earn-Out Year in accordance with Clause 3.5.7(a)(i)(B);

(D)
then by reducing the prospective Earn-Out Amount for the first Earn-Out Year (if any) by the lesser of the value of that prospective Earn-Out Amount and the amount of the Claim outstanding after reduction of the prospective Earn-Out Amount for the second Earn-Out Year in accordance with Clause 3.5.7(a)(i)(C) ;

(b)	In the event that the Claim has not been fully satisfied in accordance with Clause 3.5.7(a) the Seller must satisfy the balance of the Claim in Immediately Available Funds.

3.5.8 Earn-Out Period

(a)
From the Completion Date until the end of the last Earn-Out Year, the Purchaser and PACT undertake to the Seller that they shall not, without the prior written consent of the Seller, make any changes to the business of the Company where such change is reasonably likely have a detrimentable impact on the ability of the Company to meet the targets set out in Clause 3.5.3 or do anything which is reasonably likely to prejudice the goodwill of the Company or its subsidiaries including but not limited to:

(i)
using or disclosing or divulging to any person other than to officers or employees of the Group and/or PACT and companies within the PACT group, companies whose province it is to know the same for the purposes of the Company carrying on the Business, any information relating to the Companies or the subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction or as required pursuant to any applicable law or regulation and the Purchaser undertakes further that it shall not use any advantages derivable from such confidential information for business or affairs other than the Business or affairs of the Company and its subsidiaries;

(ii)
in relation to any trade, business or company use a name, or internet domain name including the word or symbol, or logo design Octavian or any similar word and symbol other than for the Company, its Business and the subsidiaries of the Company and shall use all reasonable endeavors to procure that no such name shall be used by any person, firm or company with which it is/they are connected;

(iii)	solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries, any employee, officer, manager or consultant of the Company or its subsidiaries; or

(iv)
deal with, canvass, solicit or approach or cause to be dealt with, canvassed, solicited or approached for business, any person who is or was in the previous 12 months, a customer, supplier or client of the Company or its subsidiaries where the purpose of such dealing, canvassing, soliciting or approach is to entice or encourage such customer, supplier or client to cease or reduce its trading with the Company or its subsidiaries.

(b)	For the avoidance of doubt, this clause shall not prevent the transfer into the Company of any other business or company within the PACT group at anytime during this period.

(c)
Any action by the Purchaser or any member of the PACT Group which has a negative effect on the Net Profit of the Company shall be disregarded when calculating the Net Profit for the purposes of the Earn-Out Amount due under this clause 3 and the Net Profit shall be calculated as if such action had not occurred. Where the action taken by the Purchaser or the PACT is an action prohibited by clauses 3.5.8(a)(ii) to (iv) (inclusive), the Seller agrees that he shall not make any claim in relation to the breach of such clauses provided that the negative effect of any such prohibited action on the Net Profit of the Company is disregarded in accordance with this clause.

4	CONDITIONS

4.1 Any of the obligations of Purchaser hereunder is conditional upon:

(a)
the Purchaser being satisfied in its sole and absolute discretion with the results of a legal and financial due diligence review to be conducted by it on the Holding Company and the Company (the “Companies”), all such due diligence to be completed by 1 January 2008;

(b)
the Purchaser being satisfied (acting reasonably) that either of the Seller or Harmen Breninnkmeijer has either (i) completed or will on the Completion Date complete a capital raising for $5,000,000 or (ii) has obtained irrevocable commitments from parties to subscribe for $5,000,000 on a capital raising to occur within 6 months of the Completion Date provided always that the Purchaser agrees that in the event that the Seller waives the condition at clause 4.4(b), the Purchaser is deemed to have waived this condition;

(c)	if required, the relevant stock exchange, government and securities authority and regulator in the United States granting listing of the PACT Shares to be issued herein;

(d)
a resolution at a meeting or unanimous written consent of the Directors of PACT approving this Agreement, the purchase of the Sale Shares, the issuance of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT’s certificate of incorporation and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

(e)
if required, the shareholders of PACT at a meeting of shareholders approving this Agreement, the purchase of the Sale Shares, the issuance of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT’s certificate of incorporation and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

(f)	all amounts outstanding to either the Seller or Harmen Breninnkmeijer by the Companies have been either repaid by the Companies or otherwise waived by the Seller or Harmen Breninnkmeijer; and

(g)
the auditor of the Purchaser and PACT, Kabani & Company, Inc. (“Kabani”) being satisfied at its sole and absolute discretion that the accounts of the Companies can be consolidated into PACT’s audited financial statement, including balance sheet and income statements in accordance with the US GAAP.

4.2
The Seller and the Companies undertake to disclose in writing to the Purchaser anything which will or is reasonably likely to prevent any of the conditions from being satisfied at or prior to the Completion Date, as applicable, immediately upon the Seller and/or the Companies becoming aware of such a situation.

4.3.1	From the date of this Agreement until the Completion Date, except for the transactions described herein or otherwise with the prior written consent of the Purchaser:

(i)	The Warrantor warrants and undertakes that it will cause the Companies to:

(a)	conduct its Business in the ordinary course and consistent with past practices;

(b)	use its best efforts to maintain in full force and effect the existence of the Companies;

(c)	promptly and timely prepare and file any financial reports and franchise tax returns and pay all taxes and assessments, if any, required to maintain the existence of the Companies;

(d)	keep records in which true and correct entries will be made of all material transactions by and with the Companies;

(e)	duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

(f)
promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Companies unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

(g)
at all times comply with the provisions of all contracts, agreements and leases to which the Companies are a party, unless contested in good faith by appropriate proceedings with the consent of the Purchaser; and

(h)
to use reasonable endeavors to procure that the key employees of the Companies at the date of this Agreement remain and continue as employees after completion except in the event of a breach of contract by such employee(s);

(ii)	The Warrantor warrants and undertakes to cause the Companies not to:

(a)	modify their Memorandum or Articles of Incorporation or Bylaws;

(b)	cause or permit their liquidation or dissolution;

(c)
institute, or permit to be instituted against them, any proceeding, which remains un-dismissed for a period of 30 days after the filing thereof, seeking to adjudicate either as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for them or for any substantial part of their property;

(d)	make a general assignment for the benefit of their creditors;

(e)	except as agreed in this Agreement, declare or pay any dividend or make any distribution to any of their shareholders;

(f)	issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of their capital stock (whether authorized but unissued or held in treasury);

(g)	effect any stock split, reclassification or combination;

(h)
modify their agreements and other obligations with respect to their long-term indebtedness, including but not limited to their loan agreements, indentures, mortgages, debentures, notes and security agreements provided that the Company shall be permitted to enter into bridging loan agreements in a maximum aggregate amount of $5,000,000

(i)
negotiate or enter into an agreement with another party related to the sale of the Companies or provide or agree to provide any information to another party for the purpose of evaluating the possibility of the sale of the Shares, the Companies or any part of their respective businesses to such other party.

(iii)
the Warrantor and the Companies shall procure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Companies, as the Purchaser shall request. The Companies will assist the Purchaser’s auditor to complete the audit report of the Companies in accordance with the US GAAP.

(iv)	there shall have been no material adverse change in the assets or the business, prospects, financial condition or results of operations of the Companies.

4.3.2
The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Seller, the Companies if prior to the Completion Date it appears that any of the Warranties is not or was not true and accurate in any material respects or if there is any material non fulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to the Completion Date.

4.4	Any of the obligations of Seller hereunder is conditional upon:

(a)
the Seller being satisfied in its sole and absolute discretion with the results of a legal and financial due diligence review to be conducted by it on the Purchaser and PACT all such due diligence to be completed by 1 January 2008;

(b)
the Seller being satisfied (acting reasonably) that either of it or Harmen Breninnkmeijer has either (i) completed or will on the Completion Date complete a capital raising for $5,000,000 or (ii) obtained irrevocable commitments from parties to subscribe for $5,000,000 on a capital raising to occur within 6 months of the Completion Date;

(c)
the Seller is satisfied with evidence provided by the Purchaser that PACT has met the Hearing Review Councils requirements to cancel/remove the NASDAQ Listing Qualifications Panel (NLQP) de-listing order.

(d)	the Purchaser would enter into the ESA with Harmen Breninnkmeijer upon mutually agreed terms and conditions;

(e)
PACT shall have taken all necessary steps under its by-laws, and shall have received the approval of its Nominating Committee, if necessary, to provide for Seller to nominate the Seller and one reputable independent director to the PACT board of directors;

4.5
The Purchaser undertakes to disclose in writing to the Seller anything which will or is reasonably likely to prevent any of the conditions from being satisfied at or prior to the Completion Date, as applicable, as soon as practicable upon becoming aware of such a situation.

4.6
Until the Completion Date, the Purchaser shall procure that the Warrantor and the Companies, its agents and representatives are given reasonable access to such documents relating to the Companies, as the Seller shall request. The Purchaser will assist the Seller’s auditor to complete the audit report of the Companies in accordance with US GAAP.

4.7
The Seller shall be entitled to rescind this Agreement by notice in writing to the Purchaser if prior to Completion it appears that any of the Warranties is not or was not true and accurate in any material respect or if there is any material non-fulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

5	COMPLETION

5.1
Subject to the terms of this Agreement and subject to the approval of the board of directors of the Purchaser, the Completion of the transactions contemplated by this Agreement, shall take place pursuant to this clause at the offices of the Purchaser's Legal Counsel on the Completion Date.

5.2	Upon Completion the Seller, the Company, and the Holding Company shall deliver to the Purchaser:

(a)	duly completed and signed transfers of the Sale Shares by the Seller in favor of the Purchaser or as it may direct together with the relative bought/sold notes and share certificates;

(b)	duly completed, executed and validly issued share certificates of the Sale Shares in favor of the Purchaser or as it may direct;

(c)
certified true copies of the minutes of meetings of the Company and the Holding Company’s board of directors and shareholders approving the transfer, assignment and allotment of the Sale Shares to the Purchaser;

(d)
certified true copies of the minutes of meetings of the Company and the Holding Company’s board of directors and shareholders approving this Agreement and all matters herein contemplated and the transfer and assignment of its Sale Shares to the Purchaser; and

(e)	the executed ESA;

5.3
Upon Completion the Purchaser shall deliver to the Seller and the Holding Company a copy of resolutions of the board of directors of the Purchaser approving this Agreement, the ESA and other documents necessary for the purpose of effecting this transaction and authorizing a person or persons to execute the same (with seal, where appropriate) for and on its behalf. The Purchaser shall issue to the Purchaser the share certificates for the Escrow Shares issued pursuant to clause 3.4.1 as soon as possible but in any event, within 20 working days of the Completion Date.

6	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1.1
Representations and Warranties. The Company, Holding Company, the Seller, and the Warrantor, severally represent, warrant and undertake to the Purchaser (to the extent that the provisions of this clause shall continue to have full force and effect notwithstanding completion, and shall survive for one year thereafter and any Claim in respect of the Warranties must be brought by the Purchaser within 12 months of the Purchaser first becoming aware of the circumstances leading to such Claim) that:

(a)
each of the representations and warranties are true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Completion Date;

(b)
the Companies and the Seller have and will have full power and authority to enter into and perform this Agreement which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

(c)	the Sale Shares constitute 100 percent of the entire issued and allotted capital of the Holding Company, , on a fully diluted basis,

(d)	the Holding Company owns 100 percent of the entire issued and allotted capital of the Company on a fully diluted basis, free from any encumbrance;

(e)
there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by the Seller in favor of any third party in respect of any shares in the Holding Company without the prior agreement of the Purchaser;

(f)
there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by the Holding Company in favor of any third party in respect of any shares in the Company without the prior agreement of the Purchaser;

(g)
there is and at Completion will be no pledge, lien or other encumbrance on, over or affecting the Sale Shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing with respect to the Sale Shares, or the shares of the Company without the prior agreement of the Purchaser;

(h)
the Seller is the 100% beneficial owner of the shares in the Holding Company free from any encumbrance, the Seller has, and as of the Completion Date will have, full legal and beneficial ownership over the Sale Shares, and is entitled to transfer the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

(i)
the Seller is an “accredited investor” as defined pursuant to Regulation D of the Securities Act of 1933, as amended. The Seller acknowledges that the Escrow Shares have not been registered and are “restricted securities,” and there is no agreement between the Seller and PACT to register the Escrow Shares;

(j)	the Company listed in Part I of Schedule 2 are all the present subsidiaries of the Holding Company;

(k)	the information in Schedule 2 and Schedule 6 (List of games and products and related software, patents and trademarks) relating to the Companies is true and accurate in all respects;

(l)
the list of third party loans taken by the Company and liens over the Intellectual Property of the Company is true and accurate in all respects and the related documents in Schedule 5 are true and accurate copies of the same; and

(m)	each of the Companies are duly incorporated and validly existing in its relevant jurisdiction of incorporation.

6.1.2
The Purchaser and PACT jointly and severally, represent, warrant and undertake to the Seller (to the extent that the provisions of this clause shall continue to have full force and effect notwithstanding Completion, and shall survive for one year thereafter and any Claim must be bought by the Seller within 6 months of the Seller first becoming aware of the circumstances leading to such Claim) that the Purchaser and PACT have and will have full power and authority to enter into and perform this Agreement (including the issue of the Escrow Shares) which constitute or when executed will constitute binding obligations on them in accordance with their respective terms.

6.2	Undertakings

Each of the Companies will implement all the necessary financial control procedures, certification and representation letters, as required by PACT’s management, audit committee, independent auditor, the US SEC, and the USA, Hong Kong,China, and their respective governments.

7.	RESTRICTIONS

7.1	The Companies, the Seller, and the Warrantor further severally undertake to the Purchaser that after the Completion Date:

(a)
they will not at any time hereafter make use of or disclose or divulge to any person other than to officers or employees of the Group and/or PACT and companies within the PACT group companies whose province it is to know the same or for the purposes of carrying on the Business of the Company, any information relating to the Companies or the subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction or as required pursuant to any applicable law or regulation and the Seller and the Holding Company undertake further that they shall not use any advantages derivable from such confidential information for their business or affairs unless agreed otherwise by the Purchaser;

(b)
they will not at any time hereafter in relation to any trade, business or company use a name, or internet domain name including the word or symbol, or logo design Octavian and PacificNet, or any similar word and symbol in such a way as to be capable of or likely to be confused with the name of the Company and shall use all reasonable endeavors to procure that no such name shall be used by any person, firm or company with which it is/they are connected provided that the Company and its subsidiaries shall be entitled to use the name "Octavian" for the purposes of carrying out the Business;

(c)	they will procure that their subsidiaries, holding company (where applicable) and any other affiliated companies and their employees will observe the restrictions contained in this Clause 7;

(d)	they shall not do anything which is reasonably likely to prejudice the goodwill of the Companies or their subsidiaries.

7.2	The Holding Company undertakes that it will not, without the prior written consent of the Purchaser, for a period of 3 years after Completion:

(a)
carry on or be engaged or interested directly or indirectly in any business which shall be in competition within Greater China and the USA with the Business of the Company or its subsidiaries as carried on at the Completion Date;

(b)	solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries, any employee, officer, manager or consultant of the Company or its subsidiaries; or

(c)
deal with, canvass, solicit or approach or cause to be dealt with, canvassed, solicited or approached for business in competition with the Business carried on by the Company or its subsidiaries at Completion, any person who is or was in the previous 12 months, a customer, supplier or client of the Company or its subsidiaries.

7.3
Each and every obligation under this clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this clause and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

7.4
The restrictions contained in this clause 7 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.5	Nothing in this Clause 7 shall apply to:

(a)
the direct or indirect holding of any securities listed on a recognized stock exchange where the total voting rights exercisable at general meetings of the company concerned as represented by such holding do not exceed 10 per cent of the total voting rights attaching to the securities of the same class as that held by the Companies, the Seller, and the Warrantor; or

(b)	the holding by the Companies, the Seller, and the Warrantor of any securities of any member of the Group; or

(c)
the use or disclosure of any information which can be shown by Seller to be in the public domain (otherwise than in consequence of any breach by any of the Companies, the Seller, and the Warrantor of any provisions of this Agreement); or

(d)	the carrying out of services pursuant to the ESA (and any subsequent such agreement); or

(e)	the Company and its subsidiaries carrying on the Business.

8.	BOARD OF DIRECTORS, OPERATION AND MANAGEMENT

(a)
The board of directors of each of the Companies shall be the highest authority of their respective Companies and shall determine all major issues of the respective Companies, subject to applicable law.

(b)	The board of directors of the Company will consist of Harmen Brenninkmeijer, Tony Tong and Victor Tong.

(c)	The boards of directors shall meet at least once every quarter. A Board meeting may be called by any director.

(d)
Each of the Companies shall establish an operation and management structure to be responsible for the daily operation and management of the respective Companies. The board of directors of the Company shall appoint officers of each of the Companies that shall include one (1) General Manager, one (1) Vice General Manager, and one Chief Financial Officer. The appointment of the Chief Financial Officer shall be subject to the approval of the Seller.

(e)
The task of the General Manager shall be to carry out the various resolutions of the board of directors of the respective Companies and organize and direct the daily operation and management of the respective Company. The operation and management structure may consist of certain departments, the managers for which shall be responsible for the work of the relevant departments, handle matters delegated by the General Manager and the Vice General Manager, and report to the General Manager and the Vice General Manager.

(f)
In the event of grave or serious dereliction of duty, the General Manager, the Vice General Manager, and the Chief Financial Officer may be removed and replaced by the board of directors of the respective Companies with a resolution at any time.

(g)
For so long as he serves as the Chief Executive Officer of the Company, the Seller warrants that he shall use all reasonable endeavours to ensure that the PACT Company-wide Accounting, Financial and Internal Control Policies and Standard Procedures (Schedule 4) and any related or additional SEC regulations on Internal Control (eg. SEC’s Sarbanes-Oxley Act) will be followed and implemented:

(i)
The Company and Seller, hereby jointly agree to and accept the following PacificNet Member Company Financial Accounting Monthly Reporting and Internal Control Requirements, and agree to all the PacificNet financial accounting and internal control requirements in accordance with the terms and conditions outlined in the PacificNet Accounting Policy, Code of Conducts and Code of Ethics. The Seller agrees to perform to his best capability to fulfill all the job duties as listed in the above requirement list. Seller agrees to abide by PacificNet’s monthly reporting requirements, and Seller agrees to use all reasonable endeavours to provide all the required information according to PacificNet’s Member Company Financial Accounting Monthly Reporting And Internal Control Requirements, as outlined in (h) to (t) below:

(ii)	PacificNet Member Company Financial Accounting Monthly Reporting And Internal Control Requirements, and Standard Operation Procedures: (DocID:ACCT-050001)

(h)	Balance Sheet, including detailed list of assets (*Required monthly, within 15 days after the end of each month)

(i)
Detailed Profit & Loss Account (P&L) for the month and year-to-date. Must include the MD&A section (MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION). (*Required monthly, within 15 days after the end of each month) Management must discuss and analyze the financial results. The Companies shall, in this MD&A section, report how they are performing compared to last quarter, tax issues, etc. Must include Related party transactions (RPT), and Management's Discussion and Analysis.

(j)	Cash Flow Statement for the month, and year-to-date (*Required monthly, within 15 days after the end of each month)

(k)
Bank statements as for the month, and corresponding bank reconciliation statements (*Required monthly, within 15 days after the end of each month) (* Must provide certified true copy of original statements)

(l)
Detailed breakdown of Accounts Receivable (AR) and Accounts Payable (AP), AR aging reports and net of allowance for doubtful accounts, and consider whether any provision required. (*Required monthly, within 15 days after the end of each month)

(m)
Material Contracts, Sales Agreements, Invoices, Purchase Orders, Legal Disputes or Lawsuits, Tenancy agreements, Labor Issues, Tax Issues. Any necessary schedules and documents. (*Required monthly, within 15 days after the end of each month) (* Must provide certified true copy of original documents)

(n)
Updated Company Group Chart, including all subsidiaries, affiliates, joint ventures, and related party companies, % ownership, list of shareholders, directors and officers. Report of equity movement (number of shares, options, warrants, any new issuance and transfer) for each member company. (*Required monthly, within 15 days after the end of each month)

(o)
Minutes of shareholders' and directors' meeting for each subsidiary and affiliated companies. Each company must hold a minimum of one Board of Directors meeting per quarter to review the quarterly financial reports before submitting to PacificNet Inc. for consolidation and auditors reviews. (*Required quarterly, within 15 days after the end of each quarter)

(p)
Revenue/Profit forecast for the current and next quarter, and for the whole year. (*Required quarterly, within 15 days after the end of each quarter. Must provide immediate update, revision if the Companies see an important change in the forecast.)

(q)
Human Resources (HR) report: must provide complete staff directory (including consultants, contractors and part-time employees), name, title, job function/description, compensation (including salary, bonus, benefits, reimbursement, stock and options), telephone, mobile, instant message (MSN, SkypeID), job function, etc. Updated Employee Directory and HR Company Organization Chart. (*Required monthly, within 15 days after the end of each month)

(r)	Important Business Development News, Press Releases, Events Announcements, Media Coverage

(s)
Implementation of PacificNet Company-wide Standard Financial Accounting Software: agree to implement PACT company wide, standard financial accounting software, intranet, VPN and office automation (OA) systems as required by PacificNet.

(t)
Adoption and proper display of PacificNet corporate identity, standard trade name, brand name, company name, symbol and signage, domain name, logo and trademark on all company facilities, printed materials, media coverage, press releases, business cards and web sites as required by PacificNet.

9.  INDEMNITY

The Seller will indemnify and will keep indemnified and save harmless the Purchaser (for itself and as trustee for the Companies) from and against any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any Warranties or covenants or the inaccuracy of any representation of the Seller or the Warrantor contained in this Agreement including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the Purchaser or the Companies or any subsidiary and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this clause 9 shall be without prejudice to any other rights and remedies available to the Purchaser hereunder, at law or in equity.

10. COSTS

The costs incurred by each party in relation to due diligence including auditing and valuation appraisal costs, fairness opinion letter, legal costs, and expenses and other incidental costs and disbursements in relation to negotiations leading up to the purchase of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement shall be borne by the party incurring the same.. The Company will pay the auditor of the Purchaser and PACT, Kabani & Company, Inc. (“Kabani”), one-third of the audit cost for the full audit of the Company's financials on each of the 10th day, 40th day, and 70th day after the Completion Date. The Seller and the Company undertake to cooperate and assist Kabani and the Purchaser and PACT to complete and file the audit report in an 8-K form to be filed with the US SEC within 70 days after the Completion Date.

11. COMPLETE AGREEMENT

This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variations to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

12. SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13. COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document and all such counterparts shall constitute one and the same instrument.

14. NOTICES

Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties):

To the Purchaser:
Attn: Victor Tong, President
Floor 23rd, Tower A, TimeCourt,
No.6 Shuguangxili,
Chaoyang District Beijing,
China.

To the Company, the Holding Company, the Seller, and the Warrantor:
Attn: Mr. Harmen Brenninkmeijer
Octavian International Limited
Address: Bury House, 1-3 Bury Street, Guildford,
Surrey, GU2 4 AW
United Kingdom

Alternative Address: No.1 Theofilous Georgiades, Agios Athanasios, Limassol, Cyprus

16. SETTLEMENT OF DISPUTES

16.1
The formation of this Agreement and its schedules, appendices and related agreements, and the validity, interpretation, performance and settlement of disputes thereof shall be governed by the laws of the Hong Kong SAR.

16.2
Any disputes arising out of or in connection with this Agreement shall be resolved through friendly consultations by the Parties; if no agreement can be reached through consultations within thirty (30) days after the occurrence of such dispute, either Party shall have the right to submit such dispute to the International Economic and Trade Arbitration Commission Hong Kong Branch for arbitration in Hong Kong in accordance with its procedures of arbitration. The arbitral award shall be final and binding upon both Parties.

17. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS WHEREOF, each of the Purchaser, the Holding Company, the Company and the Seller have duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

THE PURCHASER: PACIFICNET GAMES INTERNATIONAL CORPORATION

By:	/s/ Victor Tong
Name:	Victor Tong
Title:	President

THE COMPANY: OCTAVIAN INTERNATIONAL LIMITED

By:	/s/ Harmen Brenninkmeijer
Name:	Harmen Breninnkmeijer
Title:

THE HOLDING COMPANY: EMPEROR HOLDINGS LIMITED

By:	/s/ Harmen Brenninkmeijer
Name:	Harmen Breninnkmeijer
Title:	Director

THE SELLER AND WARRANTOR: ZIRIA ENTERPRISES LIMITED

By:	/s/ Harmen Brenninkmeijer
Name:	Harmen Breninnkmeijer
Title:	Director

PACIFICNET INC.

By:	/s/ Victor Tong
Name:	Victor Tong
Title:	President

SCHEDULE 1

PART I: THE COMPANY SHAREHOLDERS AND SHARES

Company Name: Octavian International Limited

Name of Shareholder (1)	Percentage of Shares held by the Shareholder

Emperor Holdings Limited	100%

PART II: THE HOLDING COMPANY SHAREHOLDERS AND SHARES

Company Name: Emperor Holdings Limited

Name of Shareholder (1)	Number of Shares held by the Shareholder

Ziria Enterprises Limited	2

PART III: THE SALE SHARES

Sale Shares: 2 ordinary shares of the Holding Company

SCHEDULE 2

Group Companies

Part 1  Members of the Group

Name of Group Company	Place of Incorporation	Company Number	Registered Office
Casino Amusement Technology Supplies Limited	United Kingdom	04871087	19 – 20 Bourne Court Southend Road Woodford Green Essex 1G8 8HD United Kingdom

Octavian International (Europe) Limited	United Kingdom	05854626	Bury House 1-3 Bury Street Guildford Surrey GU2 4AW

Octavian International Limited	United Kingdom	4185988	19 – 20 Bourne Court Southend Road Woodford Green Essex 1G8 8HD United Kingdom

Octavian International (Latin America) Limited	United Kingdom	05854627	Bury House 1-3 Bury Street Guildford Surrey GU2 4AW

Octavian Latin America S A	Columbia	830083714-7	Cra. 9A No 99-02 Office 803 Bogota Colombia

Octavian Italy S.R.L.	Italy	03521410237	Via della Valverde 87 37100 Verona Italy

Argelink S.A.	Argentina	N/A	Tte.Gral. Peron 932 Piso 1 1038 Capital Federal Argentina

ISHIR Octavian Technologies Private Limited	India	N/A	21-B/1, Friends Colony (West) New Delhi 110065 India

Part 2 Capital Structure of Group

Name of Group Company	Casino Amusement Technology Supplies Limited
Issued Share Capital	1,000 fully paid ordinary shares
Shares Held by Company	100% of the issued capital
Other Shareholders and number of Shares Held	Nil
Other Securities on Issue	Nil

Name of Group Company	Octavian International Limited
Issued Share Capital	1,020 fully paid ordinary shares
Shares Held by Company	100% of the issued capital
Other Shareholders and number of Shares Held	Nil
Other Securities on Issue	Nil

Name of Group Company	Octavian International (Europe) Limited
Issued Share Capital	1,000 fully paid ordinary shares
Shares Held by Company	100% of the issued capital
Other Shareholders and number of Shares Held	Nil
Other Securities on Issue	Nil

Name of Group Company	Octavian International (Latin America) Limited
Issued Share Capital	1,000 fully paid ordinary shares
Shares Held by Company	100% of the issued capital
Other Shareholders and number of Shares Held	Nil
Other Securities on Issue	Nil

Name of Group Company	Octavian Latin America S A
Issued Share Capital	2,000 ordinary shares paid to COL$50,000 and unpaid to COL$50,000 each
Shares Held by Company	89.7% of the issued capital, being 1,794 partly paid ordinary shares

2

Other Shareholders and number of Shares Held
Jose Antonio Paternosto L – 200 partly paid ordinary shares
Federico Botero Giraldo – 2 partly paid ordinary shares
Jorge Diaz Cardenas – 2 partly paid ordinary shares
Javier Zarate Lara – 2 partly paid ordinary shares

Other Securities on Issue	Nil

Name of Group Company	Octavian Italy S.R.L.
Issued Share Capital	Euro 50,000 (issued and fully paid)
Shares Held by Company	50% of the issued capital, being one quota with a nominal value of Euro 25,000
Other Shareholders and number of Shares Held	Euro Gruppo Giochi S.R.L – one quota with a nominal value of Euro 25,000
Other Securities on Issue	Nil

Name of Group Company	Argelink S.A.
Issued Share Capital	12,000 fully paid ordinary shares
Shares Held by Company	50% of the issued capital, being 6,000 fully paid ordinary shares
Other Shareholders and number of Shares Held	Mediciones Urbanas S.A. – 6,000 fully paid ordinary shares
Other Securities on Issue	Nil

Name of Group Company	ISHIR Octavian Technologies Private Limited
Issued Share Capital	50,000 fully paid equity shares of 10 Rupees each
Shares Held by Company	74.9% of the issued capital, being 37,450 fully paid equity shares of 10 Rupees each
Other Shareholders and number of Shares Held	ISHIR Infotech Private Limited - 12,550 fully paid equity shares of 10 Rupees each
Other Securities on Issue	Nil

Part 3 Officers

Name of Group Company	Octavian International Limited
Directors	Harmen Brenninkmeijer Hans Zeidler

3

Secretary	Jacob Katz (in process of being replaced)
Auditor	Grant Thornton UK LLP

Name of Group Company	Casino Amusement Technology Supplies Limited
Directors	Harmen Brenninkmeijer Hans Zeidler Joel Katz (in process of being replaced)
Secretary	FS Secretarial Limited
Auditor	Grant Thornton UK LLP

Name of Group Company	Octavian International (Europe) Limited
Directors	Hans Zeidler
Secretary	Bruce Smith
Auditor	Grant Thornton UK LLP

Name of Group Company	Octavian International (Latin America) Limited
Directors	Hans Zeidler
Secretary	Bruce Smith
Auditor	Grant Thornton UK LLP

Name of Group Company	Octavian Latin America S A
Directors	Federico Botero Giraldo
Secretary	July Torres
Auditor	Myriam H De Campo

4

Name of Group Company	Octavian Italy S.R.L.
Directors	Mauro Crivellente
Secretary	EGG personnel
Auditor	Not required as to small under Italian civil codes

Name of Group Company	Argelink S.A.
Directors	Fabian Luis Grous Paternostro Jose Antonio
Secretary	Norma Ubhaches
Auditor	Raul Orzanco

Name of Group Company	ISHIR Octavian Technologies Private Limited
Directors	Sidharth Swarup Rishi Khanna Alistair Trond Borthwick Colin John McRae
Secretary	Not yet appointed
Auditor	Dewan P.N. Chopra

5

SCHEDULE 3
CONFIDENTIALITY, NON-COMPETITION, AND NON-CIRCUMVENTION AGREEMENT
Dated this 7th day of Dec. 2007.
Company Name: OCTAVIAN INT. LTD.
Company Address: 1-3 BURY STR. SURRY G42 4AW U.K.

This Confidentiality and Non-Circumvent Agreement (hereby referred to as the Agreement) is made effective on the abovementioned date (the Effective Date) between the abovementioned Companies and Pacificnet Games International Corporation and PacificNet Inc., with an office located at Floor 23rd, Tower A, TimeCourt, No.6 Shuguangxili, Chaoyang District Beijing, China. (hereby know as the Parties).

Confidentiality

It is agreed and Understood that PacificNet own certain confidential and proprietary information that the Company, from time to time, may need or may have acquired in order to explore business or investment opportunity of mutual interest.

Confidential Information means any information and/or material which is proprietary to PacificNet, whether or not owned or developed by PacificNet, which is not generally know other than by PacificNet, and which either Party may obtain through any direct or indirect contact with the other Party. Confidential Information will be conspicuously identified when, or soon after, it is originally disclosed, as “Confidential” or “Proprietary”.

Confidential Information includes without limitation, business records and plans, customer and partner lists, investor and investee lists, bank and lending lists, trade secrets, pricing structures, business sources, computer programs, names and expertise of employees and consultant and other technical, business, financial, customer and product development plans, forecasts, strategies and information. Confidential information does not include: matters of public knowledge; information rightfully received by the Company from a third Party without a duty of confidentiality; information independently developed by either Party; information disclosed by operation of law; information disclosed by PacificNet with the prior written consent of the Company; and any other information that PacificNet agrees in writing is not confidential.

The Company understands and acknowledges that Confidential Information has been developed or obtained by PacificNet by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of the respective Parties. Therefore, the Company agree to hold in confidence and not to disclose the Confidential Information to any person, employee or entity [including their affiliates, subsidiaries, stockholders, partners, trading partners and other associated organizations (herein referred to as affiliates)][BRACKETS?] without the prior written consent of the other Party that owns the Confidential Information for a period of three (3) years from the Effective Date hereof unless Parties enter into a Relationship, [NEED TO DEFINE] in which case, this Agreement remains in effect for the term of the partnering agreement and after the termination of said partnering agreement or when all Confidential Information has been returned to its owner, whichever occur first.

Immediately upon the earlier of (i) the written request of the disclosing party or (ii) the termination of this Agreement, the receiving party will return to the disclosing party all Confidential Information of the disclosing party and all documents or media containing any such Confidential Information and any and all copies or extracts thereof, which remain the property of the disclosing party at all times.

Non-Circumvention
Both Parties agree that neither Party shall circumvent the other Party with regards to any transaction resulting from the disclosure of Confidential Information from one Party to the other Party. Specifically, but without limitation, the Company will not approach PacificNet’s business partner(s), potential investor(s) and investee(s) in circumvention of PacificNet. Each Party undertake not to directly contact deal with transact Business with or otherwise be involved with any Corporation, Partnership, Proprietorship, Trust, Individual, Affiliate, or other Entity introduced by either Party without the specific written permission of the Introducing Party. In the event of circumvention of this agreement by either party, directly or indirectly, the circumvented party shall be entitled to legal monetary penalty equal to the maximum potential investment return and service it should realize from such a transaction plus any and all expenses, including, but nut limited to, all legal costs and expenses to recover the lost revenue.

General Provisions
This Agreement sets forth the entire understanding of the Parties regarding confidentiality and non-circumvention. Any amendments must be in writing and signed by both Parties. Each Party shall take reasonable steps to ensure that their Employees, Agents, Representatives, Officers, Independent Contractors Shareholders, Principals, Affiliates, and other Third Parties– also – abide by the provisions of this Agreement. This Agreement shall not be assignable by either Party, and neither Party may delegate its duties under this Agreement, without prior written consent of the other Party. This Agreement shall remain in effect until canceled in writing by both Parties. This agreement creates no obligation to purchase, sell, develop, research or disclose anything. It grants no license or right to use proprietary technology. It creates no agency or partnership. This agreement is governed by Minnesota and the US law. Injunctive relief can be granted for any breach of the agreement, as money damages would not cure the harm from the breach. It supersedes all prior nondisclosure or similar agreements between the parties as to the Proprietary Information disclosed after the Effective Date. It binds the parties, their heirs, successors, subsidiaries, associates, affiliates, and assignees. Any controversy or claim arising out of this Agreement, which could not be settled amicably between the Parties themselves, shall be decided by arbitration in accordance with the International Chamber of Commerce (ICC) Rules of Arbitration and the Non-Circumvention and Non-Disclosure Laws and Provisions, in the nearest Regional ICC Court of Administration. In any proceedings to interpret or enforce the agreement, the prevailing party shall receive from the other party costs and reasonable attorney fees, including costs and fees incurred in preparation therefore and on appeal therefrom.

THE PURCHASER: Company A Pacific Net Games International Corp. and PacificNet Inc.

By:	/s/ Victor Tong
Name:	Victor Tong
Title:	President

The COMPANY:

Octavian Int. Ltd.

By:	/s/ Harmen Brenninkmeijer
Name:	Harmen Brenninkmeijer
Title:	CEO

SCHEDULE 4

Internal Control Agreement
SOX Compliance Agreement
Escrow Agreement

SCHEDULE 5

List of third party loans and charges

Loan Agreement dated 20 June 2007 between eBet Limited and Octavian International Limited (with drawdown notice)

Deed of Charge dated 15 August 2007 between Octavian International Limited and eBet Limited (registered at Companies House on 23 August 2007)

SCHEDULE 6

List of games and products and related software, patents and trademarks